Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT   06851-1056
Tel    +1-203-968-3000

Xerox Delivers EPS Growth and Margin Expansion, Raises 2019 EPS Guidance

First-Quarter 2019 Financial Highlights:

•	GAAP earnings per share (EPS) of $0.55, up $0.47 year-over-year, and adjusted EPS of $0.91, up $0.23 year-over-year

•	$226 million of operating cash flow, up $10 million year-over-year, and $211 million of free cash flow, up $13 million year-over-year

•	Adjusted operating margin of 11.3%, up 140 basis points year-over-year

•	$2.2 billion of revenue in the quarter, a decrease of 9.4% year-over-year or 7% percent in constant currency

•	Raising 2019 guidance for GAAP EPS to $2.90 to $3.05 and adjusted EPS to $3.80 to $3.95. Prior guidance was $2.60 to $2.70 and $3.70 to $3.80, respectively.

NORWALK, Conn., April 25, 2019 - Today Xerox (NYSE: XRX) announced its first-quarter 2019 financial results.

“Our transformation initiatives are yielding results, which give us confidence to raise our full-year earnings guidance despite revenue declines. We are investing in our core business as well as new technologies that create value for our stakeholders and position us for long-term growth,” said Xerox Vice Chairman and CEO John Visentin.

Key Financial Results:

(in millions, except per share data)	Q1 2019	Q1 2018	B/(W) YOY	% Change YOY
Revenue	$2,206	$2,435	$(229)	(9.4) % AC (7.0) % CC1
Gross Margin	40.3%	39.8%	50 bps
RD&E %	4.2%	4.1%	(10) bps
SAG %	24.8%	25.8%	100 bps
Pre-Tax Income	$83	$134	$(51)	(38)%
Pre-Tax Income Margin	3.8%	5.5%	(170) bps
Operating Income - Adjusted[1]	$249	$242	$7	3%
Operating Margin - Adjusted[1]	11.3%	9.9%	140 bps
GAAP EPS	$0.55	$0.08	$0.47	nm
EPS - Adjusted[1]	$0.91	$0.68	$0.23	34%
(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Key Business Highlights:

•	On track to drive gross savings in 2019 of at least $640 million under Project Own It, Xerox’s enterprise-wide transformation initiative to create a simpler, more effective organization

•	Introduced a new services portfolio to deepen the integration of Xerox’s software, services and technology to deliver differentiated, higher margin solutions

•	Enabled mobile, on-the-go print services with the launch of Xerox Instant Print Kiosk, positioning Xerox for growth in the self-service print and document management market

•	Announced the new Xerox Rialto® 900 MP Inkjet Press, a roll-to-cut sheet platform designed to deliver maximum productivity per square meter

•	Introduced software enhancements to the Xerox AltaLink® Multifunction Printers that enable clients to detect and neutralize cyber threats instantaneously

About Xerox
In the era of intelligent work, we’re not just thinking about the future, we’re making it. Xerox Corporation (NYSE: XRX) is a technology leader focused on the intersection of digital and physical. We use automation and next-generation personalization to redefine productivity, drive growth and make the world more secure. Every day, our innovative technologies and intelligent work solutions-Powered by Xerox®-help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures for the first quarter 2019 and full-year 2019 guidance:

•
Adjusted EPS, which excludes restructuring and related costs (including our share of Fuji Xerox restructuring), the amortization of intangibles, non-service retirement-related costs and other discrete adjustments.

•	Adjusted operating margin and income, which excludes the EPS adjustments noted above as well as the remainder of other expenses, net.

•	Constant currency (CC) revenue growth, which excludes the effects of currency translation.

•	Free cash flow, which is cash flow from operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any potential termination or restructuring of our relationship with Fujifilm Holdings Corporation; the proposed holding company reorganization; the occurrence and timing of any closing of the proposed holding company reorganization; the shared services arrangements entered into by the Company as part of Project Own It; any potential strategic transaction involving our customer financing business and/or related assets; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2018 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Our forward-looking statements are also subject to the factors and other information set forth in the “Summary of the Holding Company Reorganization Proposal” section, the “Risk Factors” section and the “Proposal 1 - Approval of the Holding Company Reorganization” section of our definitive Joint Proxy Statement/Prospectus dated April 22, 2019 filed on Schedule 14A with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contacts:
Jennifer Horsley, Xerox, +1-203-849-2656, Jennifer.Horsley@xerox.com
Mafe Cala, Xerox, +1-203-849-2671, Maria.Cala@xerox.com

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Xerox®, AltaLink®, Rialto® and Powered by Xerox® are trademarks of Xerox in the United States and/or other countries.

XEROX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
(in millions, except per-share data)	2019	2018
Revenues
Sales(1)	$750	$845
Services, maintenance and rentals(1)	1,393	1,519
Financing	63	71
Total Revenues	2,206	2,435
Costs and Expenses
Cost of sales(1)	464	532
Cost of services, maintenance and rentals(1)	821	899
Cost of financing	32	34
Research, development and engineering expenses	92	100
Selling, administrative and general expenses	548	628
Restructuring and related costs	112	28
Amortization of intangible assets	15	12
Transaction and related costs, net	—	38
Other expenses, net	39	30
Total Costs and Expenses	2,123	2,301
Income before Income Taxes & Equity Income(2)	83	134
Income tax (benefit) expense	(8)	40
Equity in net income (loss) of unconsolidated affiliates	45	(68)
Net Income	136	26
Less: Net income attributable to noncontrolling interests	3	3
Net Income Attributable to Xerox	$133	$23

Basic Earnings per Share	$0.57	$0.08
Diluted Earnings per Share	$0.55	$0.08
____________________________
(1) Certain prior year amounts have been conformed to the current year presentation. See Appendix III for this change in presentation.
(2) Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2019	2018
Net income	$136	$26
Less: Net income attributable to noncontrolling interests	3	3
Net Income Attributable to Xerox	133	23

Other Comprehensive Income, Net
Translation adjustments, net	37	176
Unrealized gains, net	2	17
Changes in defined benefit plans, net	1	18
Other Comprehensive Income, Net Attributable to Xerox	40	211

Comprehensive Income, Net	176	237
Less: Comprehensive income, net attributable to noncontrolling interests	3	3
Comprehensive Income, Net Attributable to Xerox	$173	$234

XEROX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$723	$1,084
Accounts receivable, net	1,234	1,276
Billed portion of finance receivables, net	102	105
Finance receivables, net	1,191	1,218
Inventories	859	818
Other current assets	204	194
Total current assets	4,313	4,695
Finance receivables due after one year, net	2,080	2,149
Equipment on operating leases, net	414	442
Land, buildings and equipment, net	469	499
Investments in affiliates, at equity	1,452	1,403
Intangible assets, net	208	220
Goodwill	3,889	3,867
Deferred tax assets	753	740
Other long-term assets	1,221	859
Total Assets	$14,799	$14,874
Liabilities and Equity
Short-term debt and current portion of long-term debt	$555	$961
Accounts payable	1,054	1,091
Accrued compensation and benefits costs	298	349
Accrued expenses and other current liabilities	1,022	850
Total current liabilities	2,929	3,251
Long-term debt	4,268	4,269
Pension and other benefit liabilities	1,481	1,482
Post-retirement medical benefits	348	350
Other long-term liabilities	496	269
Total Liabilities	9,522	9,621

Convertible Preferred Stock	214	214

Common stock	230	232
Additional paid-in capital	3,282	3,321
Treasury stock, at cost	(103)	(55)
Retained earnings	5,270	5,072
Accumulated other comprehensive loss	(3,652)	(3,565)
Xerox shareholders’ equity	5,027	5,005
Noncontrolling interests	36	34
Total Equity	5,063	5,039
Total Liabilities and Equity	$14,799	$14,874

Shares of common stock issued	229,732	231,690
Treasury stock	(3,321)	(2,067)
Shares of Common Stock Outstanding	226,411	229,623

XEROX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2019	2018
Cash Flows from Operating Activities
Net Income	$136	$26
Adjustments required to reconcile Net Income to Cash flows from operating activities
Depreciation and amortization	118	138
Provisions	22	17
Net gain on sales of businesses and assets	(1)	(16)
Undistributed equity in net income of unconsolidated affiliates	(42)	68
Stock-based compensation	15	16
Restructuring and asset impairment charges	54	28
Payments for restructurings	(33)	(54)
Defined benefit pension cost	36	27
Contributions to defined benefit pension plans	(34)	(38)
Decrease in accounts receivable and billed portion of finance receivables	39	46
Increase in inventories	(50)	(87)
Increase in equipment on operating leases	(30)	(56)
Decrease in finance receivables	81	85
Increase in other current and long-term assets	(2)	(17)
(Decrease) increase in accounts payable	(34)	44
Decrease in accrued compensation	(73)	(32)
Increase in other current and long-term liabilities	46	1
Net change in income tax assets and liabilities	(21)	13
Net change in derivative assets and liabilities	8	(6)
Other operating, net	(9)	13
Net cash provided by operating activities	226	216
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(15)	(18)
Proceeds from sales of businesses and assets	1	16
Acquisitions, net of cash acquired	(4)	—
Net cash used in investing activities	(18)	(2)
Cash Flows from Financing Activities
Net payments on debt	(402)	(37)
Dividends	(62)	(67)
Payments to acquire treasury stock, including fees	(103)	—
Other financing, net	(2)	(13)
Net cash used in financing activities	(569)	(117)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	9
(Decrease) increase in cash, cash equivalents and restricted cash	(362)	106
Cash, cash equivalents and restricted cash at beginning of period	1,148	1,368
Cash, Cash Equivalents and Restricted Cash at End of Period	$786	$1,474

Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2019	2018	% Change	CC % Change	2019	2018
Equipment sales	$448	$499	(10.2)%	(7.6)%	20%	20%
Post sale revenue	1,758	1,936	(9.2)%	(6.8)%	80%	80%
Total Revenue	$2,206	$2,435	(9.4)%	(7.0)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales(1)	$750	$845	(11.2)%	(8.9)%
Less: Supplies, paper and other sales(1)	(302)	(346)	(12.7)%	(10.7)%
Equipment Sales	$448	$499	(10.2)%	(7.6)%

Services, maintenance and rentals(1)	$1,393	$1,519	(8.3)%	(5.8)%
Add: Supplies, paper and other sales(1)	302	346	(12.7)%	(10.7)%
Add: Financing	63	71	(11.3)%	(9.0)%
Post Sale Revenue	$1,758	$1,936	(9.2)%	(6.8)%

Americas	$1,410	$1,535	(8.1)%	(7.5)%	64%	63%
EMEA	712	795	(10.4)%	(4.3)%	32%	33%
Other	84	105	(20.0)%	(20.0)%	4%	4%
Total Revenue(2)	$2,206	$2,435	(9.4)%	(7.0)%	100%	100%

Memo:
Xerox Services(3)	$853	$908	(6.1)%	(2.9)%	39%	37%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)	Certain prior year amounts have been conformed to the current year presentation. See Appendix III for this change in presentation.

(2)	Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

(3)
Excluding equipment revenue, Xerox Services was $750 million and $799 million in the first quarter 2019 and 2018, respectively, representing a decrease of 6.1% including a 3.1-percentage point unfavorable impact from currency.

First quarter 2019 total revenue decreased 9.4% as compared to first quarter 2018, including a 2.4-percentage point unfavorable impact from currency, and an approximate 1.0-percentage point unfavorable impact from lower OEM sales. First quarter 2019 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices, and the revenue per printed page. Post sale revenue decreased 9.2% as compared to first quarter 2018, including a 2.4-percentage point unfavorable impact from currency, and reflected the following:

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Xerox Services offerings. These revenues decreased 8.3% as compared to the first quarter 2018, including a 2.5-percentage point unfavorable impact from currency. The decline at constant currency[1] reflected the continuing trends of lower page volumes (including a higher mix of lower usage products), an ongoing competitive price environment, and a lower population of devices, which are partially associated with continued lower Enterprise signings and lower installs in prior periods. These declines were larger in the U.S. where we recently implemented organizational changes as part of our Project Own It transformation actions.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 12.7% as compared to first quarter 2018, including a 2.0-percentage point unfavorable impact from currency and a 2.9-percentage point unfavorable impact from lower OEM sales. The decline at constant currency[1] also reflected the impact of lower supplies revenues primarily from our developing market regions, and lower transactional IT network integration solutions sales from our XBS sales unit, as well as lower paper sales from Latin America.

◦
Financing revenue is generated from financed equipment sale transactions. The 11.3% decline in these revenues reflected a continued decline in the finance receivables balance due to lower equipment sales in prior periods and included a 2.3-percentage point unfavorable impact from currency.

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2019	2018	% Change	CC % Change	2019	2018
Entry	$53	$53	—%	3.2%	12%	11%
Mid-range	302	334	(9.6)%	(7.2)%	67%	67%
High-end	89	92	(3.3)%	(0.3)%	20%	18%
Other	4	20	(80.0)%	(80.0)%	1%	4%
Equipment Sales	$448	$499	(10.2)%	(7.6)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

•
Equipment sales revenue decreased 10.2% as compared to first quarter 2018, including a 2.6-percentage point unfavorable impact from currency. These revenues were impacted by price declines of approximately 5% and included a 2.8-percentage point unfavorable impact from the absence of OEM equipment sales in the first quarter 2019. The decline at constant currency[1] was mainly impacted by lower revenues from our mid-range products, and reflected the following:

◦	Entry - The increase reflected higher installs of our ConnectKey devices in our Americas sales organization, and it also partially benefited from lower U.S. indirect channel sales in the prior year.

◦
Mid-range - The decrease reflected lower sales from our Americas sales organization, including our XBS sales unit, which were further affected by the transitional impact associated with recently implemented organizational changes as part of our Project Own It transformation actions (including the transitioning of accounts to implement coverage changes, consolidation of real estate locations and the reduction of management layers), partially offset by higher sales from our European sales operations.

◦
High-end - The nearly flat revenue was driven by lower sales from our Americas sales organization, mostly offset by growth from our European region. The decline in installs was partially offset by a favorable revenue mix driven by strong demand for the higher-configuration models of our Iridesse production press.

While the rate of our first quarter 2019 revenue decline was greater than the rate we expect for the year as a whole (largely due to the impact of organizational changes implemented in the first quarter 2019), we expect such decline to improve each quarter sequentially on a year-over-year basis, resulting in an overall revenue decline of about 5% for the year as a whole, excluding an approximate 1.0-percentage point unfavorable impact from currency.
Total Installs
Installs reflect new placement of devices only. Revenue associated with equipment installations may be reflected up-front in Equipment sales or over time either through rental income or as part of our Xerox Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Installs include activity from Xerox Services and Xerox-branded products shipped to our XBS sales unit. Detail by product group (see Appendix II) is shown below:

Entry2

•
10% increase in color multifunction devices reflecting higher installs of ConnectKey devices in the higher-value Workteam/Workgroup through our indirect channels in the U.S., partially offset by lower activity from our EMEA organization.

•
2% decrease in black-and-white multifunction devices driven by lower activity from our EMEA organization, including low-end devices in developing market regions, partially offset by higher installs of ConnectKey devices through our indirect channels in the U.S.

Mid-Range3

•
7% decrease in mid-range color installs reflecting lower installs of ConnectKey devices through our indirect channels in the U.S. and from our XBS sales unit. Higher installs from our EMEA organization provided a partial offset.

•
19% decrease in mid-range black-and-white reflecting lower installs of ConnectKey devices through our indirect channels in the U.S. and from our XBS sales unit. The decline also reflected market trends, partially offset by higher installs from our EMEA organization.

High-End3

•
14% decrease in high-end color installs reflecting lower installs of our iGen and lower-end production systems, including Versant systems, partially offset by strong demand for the higher-configuration models of our Iridesse production press and higher installs of our inkjet production systems.

•	12% decrease in high-end black-and-white systems reflecting market trends.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	When combined with OEM sales, Entry color multifunction devices decreased 32%, while Entry black-and-white multifunction devices decreased 22%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices decreased 7%, and High-end color systems decreased 14%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2019	2018	B/(W)
Gross Profit	$889	$970	$(81)
RD&E	92	100	8
SAG	548	628	80

Equipment Gross Margin	35.7%	32.6%	3.1 pts.
Post sale Gross Margin	41.5%	41.7%	(0.2) pts.
Total Gross Margin	40.3%	39.8%	0.5 pts.
RD&E as a % of Revenue	4.2%	4.1%	(0.1) pts.
SAG as a % of Revenue	24.8%	25.8%	1.0 pts.

Pre-tax Income	$83	$134	$(51)
Pre-tax Income Margin	3.8%	5.5%	(1.7) pts.

Adjusted(1) Operating Profit	$249	$242	$7
Adjusted(1) Operating Margin	11.3%	9.9%	1.4 pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
First quarter 2019 pre-tax income margin of 3.8% decreased 1.7-percentage points as compared to first quarter 2018. The decrease was driven by higher restructuring and related costs partially offset by lower transaction related costs as well as lower operating expenses (primarily reflecting the net benefit from our Project Own It transformation actions) that offset the impact of lower revenues.
Adjusted1 Operating Margin
First quarter 2019 adjusted1 operating margin of 11.3% increased 1.4-percentage points as compared to first quarter 2018 primarily reflecting the impact of SAG reductions and cost productivity associated with our Project Own It transformation actions, which more than offset the pace of revenue decline and an approximate 0.3-percentage point unfavorable impact from transaction currency.
Gross Margin
First quarter 2019 gross margin of 40.3% increased by 0.5-percentage points compared to first quarter 2018, reflecting higher equipment margin partially offset by lower post sale margin.
First quarter 2019 equipment gross margin of 35.7% increased by 3.1-percentage points as compared to first quarter 2018, reflecting the mix benefit from lower OEM sales (which carry a negative upfront margin) as well as savings from our Project Own It cost productivity initiatives.
First quarter 2019 post sale gross margin of 41.5% decreased by 0.2-percentage points as compared to first quarter 2018 driven by a 0.6-percentage point unfavorable impact related to a prior year benefit from a change in estimate for consumables usage by customers. Excluding this item, post sale margin would have increased, reflecting productivity and restructuring savings associated with our Project Own It transformation actions that offset the impact of lower revenues.
Research, Development and Engineering Expenses (RD&E)
First quarter 2019 RD&E as a percentage of revenue of 4.2% was 0.1-percentage points higher as compared to first quarter 2018, as revenue declined at a higher rate than RD&E.
RD&E of $92 million decreased $8 million as compared to first quarter 2018 and reflected cost productivity and restructuring savings from our Project Own It transformation actions, including savings in sustaining engineering, partially offset by modest investments in innovation in complementary market areas.

Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 24.8% decreased 1.0-percentage point as compared to first quarter 2018, primarily reflecting the benefit from productivity and restructuring associated with our Project Own It transformation actions.
SAG of $548 million was $80 million lower than first quarter 2018, reflecting productivity and restructuring savings associated with our Project Own It transformation actions as well as favorable impacts of approximately $13 million from translation currency and $9 million from a prior year accelerated depreciation charge. Bad debt expense of $13 million was flat compared to first quarter 2018 and on a trailing twelve-month basis (TTM) remained at less than one percent of total receivables.
Restructuring and Related Costs
During the second half of 2018, we started our Project Own It transformation initiative. The primary goal of this initiative is to improve productivity by driving end-to-end transformation of our processes and systems to create greater focus, speed, accountability and effectiveness and to reduce costs. We incurred restructuring and related costs of $112 million for the first quarter 2019 primarily related to costs to implement initiatives under our business transformation projects including Project Own It. The following is a breakdown of those costs:

(in millions)	Three Months Ended March 31, 2019
Restructuring Severance (1)	$12
Asset Impairments (2)	36
Other contractual termination costs (3)	14
Net reversals (4)	(8)
Restructuring and asset impairment costs	54
Retention related severance/bonuses (5)	9
Contractual severance costs (6)	38
Consulting and other costs (7)	11
Total	$112
___________________

(1)	Reflects headcount reductions of approximately 150 employees worldwide.

(2)
Primarily related to the exit and abandonment of leased and owned facilities. The charge includes the accelerated write-off of $26 million for leased right-of-use asset balances and $10 million for owned asset balances upon exit from the facility net of any potential sublease income and other recoveries.

(3)	Primarily include additional costs incurred upon the exit from our facilities including decommissioning costs and associated contractual termination costs.

(4)	Net reversals for changes in estimated reserves from prior period initiatives.

(5)	Includes retention related severance and bonuses for employees expected to continue working beyond their minimum notification period before termination.

(6)	Reflect severance costs we are contractually required to pay on employees transferred (approximately 2,200 employees) as part of the shared service arrangement entered into with HCL Technologies.

(7)	Represent professional support services associated with our business transformation initiatives.

First quarter 2019 actions impacted several functional areas, with approximately 25% focused on gross margin improvements, approximately 70% focused on SAG reductions, and the remainder focused on RD&E optimization.
First quarter 2018 restructuring and related costs of $28 million included $24 million of severance costs related to headcount reductions of approximately 400 employees worldwide and $12 million of lease cancellation charges reflecting continued optimization of our operating locations. These costs were partially offset by $8 million of net reversals for changes in estimated reserves from prior period initiatives. First quarter 2018 actions impacted several functional areas, with approximately 55% focused on gross margin improvements and approximately 45% on SAG reductions.
The restructuring reserve balance as of March 31, 2019 for all programs was $80 million, of which $74 million is expected to be spent over the next twelve months.
Transaction and Related Costs, Net
There were no Transaction and related costs, net recognized during the first quarter 2019 as compared to $38 million during first quarter 2018. We continue to pursue additional recoveries from insurance carriers and other parties for costs and expenses related to the terminated Fuji transaction and related shareholder litigation and therefore additional recoveries and adjustments may be recorded in future periods, when finalized.

Amortization of Intangible Assets
First quarter 2019 Amortization of intangible assets of $15 million increased by $3 million compared to first quarter 2018. The increase primarily reflected the accelerated write-off of trade names associated with our realignment and consolidation of certain XBS sales units as part of Project Own It transformation actions.
Worldwide Employment
Worldwide employment was approximately 30,900 as of March 31, 2019 and decreased by approximately 1,500 from December 31, 2018. The reduction resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be backfilled, as well as the impact of organizational changes.
Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2019	2018
Non-financing interest expense	$27	$29
Non-service retirement-related costs	13	25
Interest income	(4)	(3)
Gains on sales of businesses and assets	(1)	(16)
Currency losses (gains), net	2	(2)
Loss on sales of accounts receivable	1	1
All other expenses, net	1	(4)
Other expenses, net	$39	$30

Non-financing interest expense
First quarter 2019 non-financing interest expense of $27 million was $2 million lower than first quarter 2018. When combined with financing interest expense (Cost of financing), total interest expense decreased by $4 million from first quarter 2018 due primarily to a lower debt balance.
Non-service retirement-related costs
First quarter 2019 non-service retirement-related costs were $12 million lower than first quarter 2018, primarily driven by the favorable impact of a 2018 amendment to our U.S. Retiree Health Plan partially offset by higher losses from pension settlements in the U.S.
Gains on sales of businesses and assets
First quarter 2019 gains on sales of businesses and assets were $15 million lower than first quarter 2018, reflecting the prior year sale of non-core business assets.
Income Taxes
First quarter 2019 effective tax rate was (9.6)% and includes a benefit of $35 million related to the January 2019 finalization of regulations that govern the repatriation tax from the 2017 Tax Cuts and Jobs Act (the "Tax Act"). On an adjusted1 basis, first quarter 2019 effective tax rate was 26.0%. This rate was higher than the U.S. statutory tax rate of 21% primarily due to the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets and non-service retirement-related costs as well as other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section, which includes the impact of the Tax Act.
First quarter 2018 effective tax rate was 29.9%. On an adjusted1 basis, first quarter 2018 effective tax rate was 28.3%. These rates were higher than the U.S. statutory tax rate of 21% primarily due to impacts associated with the 2017 Tax Act as well as the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

Equity in Net Income (Loss) of Unconsolidated Affiliates
Equity in net income (loss) of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. First quarter 2019 equity income of $45 million increased $113 million compared to first quarter 2018, primarily reflecting $67 million of lower year-over-year charges related to our share of Fuji Xerox after-tax restructuring and other charges as well as an approximate $28 million out-of-period adjustment charge at Fuji Xerox in the prior year. The increase also reflects savings from restructuring.
Net Income
First quarter 2019 net income attributable to Xerox was $133 million, or $0.55 per diluted share. On an adjusted1 basis, net income attributable to Xerox was $219 million, or $0.91 per diluted share. First quarter 2019 adjustments to net income included Restructuring and related costs, Amortization of intangible assets, and non-service retirement-related costs as well as other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
First quarter 2018 net income attributable to Xerox was $23 million, or $0.08 per diluted share. On an adjusted1 basis, net income attributable to Xerox was $178 million, or $0.68 per diluted share. First quarter 2018 adjustments to net income included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs.
See the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

Capital Resources and Liquidity
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended March 31,
(in millions)	2019	2018	Change
Net cash provided by operating activities	$226	$216	$10

Net cash used in investing activities	(18)	(2)	(16)

Net cash used in financing activities	(569)	(117)	(452)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	9	(10)
(Decrease) increase in cash, cash equivalents and restricted cash	(362)	106	(468)
Cash, cash equivalents and restricted cash at beginning of period	1,148	1,368	(220)
Cash, Cash Equivalents and Restricted Cash at End of Period	$786	$1,474	$(688)
Cash Flows from Operating Activities
Net cash provided by operating activities was $226 million in first quarter 2019. The $10 million increase in operating cash from first quarter 2018 was primarily due to the following:

•	$37 million increase primarily due to lower levels of non-equipment inventories.

•	$29 million increase due to net insurance proceeds of $14 million in first quarter 2019 compared to payments of $15 million in prior year for transaction and related costs, net.

•	$26 million increase due to lower equipment on operating leases.

•	$23 million increase primarily related to the prior year settlements of foreign derivative contracts.

•	$21 million increase from lower restructuring payments.

•	$75 million decrease from the change in accounts payable primarily related to lower inventory and other spending as well as the year-over-year timing of supplier and vendor payments.

•	$41 million decrease from accrued compensation primarily related to the year-over-year timing of employee incentive compensation payments.
Cash Flows from Investing Activities
Net cash used in investing activities was $18 million in first quarter 2019. The $16 million change in cash was primarily due to the sale of non-core business assets in 2018.
Cash Flows from Financing Activities
Net cash used in financing activities was $569 million in first quarter 2019. The $452 million increase in the use of cash from first quarter 2018 was primarily due to the following:

•
$365 million increase from net debt activity. 2019 reflects payments of $406 million on Senior Notes compared to prior year payments of $25 million related to the termination of a capital lease obligation and $13 million of bridge facility costs.

•	$103 million increase due to share repurchases.
Adoption of New Leasing Standard
On January 1, 2019, we adopted ASU 2016-02, Leases (ASC Topic 842). This update, as well as additional amendments and targeted improvements issued in 2018 and early 2019, supersedes existing lease accounting guidance found under ASC 840, Leases (ASC 840) and requires the recognition of right-of-use (ROU) assets and lease obligations by lessees for those leases originally classified as operating leases under prior lease guidance.
Upon adoption, we applied the transition option, whereby prior comparative periods are not retrospectively presented in the Condensed Consolidated Financial Statements. Lessee accounting - the adoption of this update resulted in an increase to assets and related liabilities of approximately $385 million (approximately $440 million undiscounted) primarily related to leases of facilities. Lessor accounting - the adoption of this update resulted in an increase to equipment sales by approximately $3 million in 2019 as compared to 2018. The adoption of the new standard did not, nor is it expected to, have a material impact on our results of operations or cash flows.

Operating leases ROU assets, net and operating lease liabilities were reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	March 31, 2019
Other long-term assets	$341

Other current liabilities	$97
Other long-term liabilities	265
Total Operating lease liabilities	$362
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with ongoing litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash will be contractually or judicially released.

(in millions)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$723	$1,084
Restricted cash
Litigation deposits in Brazil	62	61
Other restricted cash	1	3
Total Restricted cash	63	64
Cash, cash equivalents and restricted cash	$786	$1,148
Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	March 31, 2019	December 31, 2018
Other current assets	$1	$1
Other long-term assets	62	63
Total Restricted cash	$63	$64
Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	March 31, 2019	December 31, 2018
Principal debt balance(1)	$4,868	$5,281
Net unamortized discount	(23)	(25)
Debt issuance costs	(23)	(25)
Fair value adjustments(2)
- terminated swaps	2	2
- current swaps	(1)	(3)
Total Debt	$4,823	$5,230
____________________________

(1)	Includes Notes Payable of $2 million as of March 31, 2019. There were no Notes Payable as of December 31, 2018.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	March 31, 2019	December 31, 2018
Total finance receivables, net(1)	$3,373	$3,472
Equipment on operating leases, net	414	442
Total Finance Assets, net(2)	$3,787	$3,914
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2018 includes a decrease of $6 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	March 31, 2019	December 31, 2018
Finance receivables debt(1)	$2,952	$3,038
Equipment on operating leases debt	362	387
Financing debt	3,314	3,425
Core debt	1,509	1,805
Total Debt	$4,823	$5,230
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days.
Accounts receivable sales activities were as follows:

	Three Months Ended March 31,
(in millions)	2019	2018
Accounts receivable sales(1)	$88	$103
Loss on sales of accounts receivable	1	1
Estimated decrease to investing cash flows(2)	(5)	(50)
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(2)	Represents the difference between current and prior period accounts receivable sales adjusted for the effects of currency.

Corporate Reorganization
On March 6, 2019, the Xerox Board of Directors approved a reorganization (the “Reorganization”) of the Company's corporate structure into a holding company structure, pursuant to which Xerox Corporation will become a direct, wholly-owned subsidiary of a new holding company. The purpose of the Reorganization is to provide the Company with strategic, operational and financial flexibility. The business operations, directors and executive officers of the Company will not change as a result of the Reorganization.
The Reorganization is intended to be implemented via a tax-free transaction for U.S. federal income tax purposes that will result in each holder of Xerox Corporation’s common stock owning the same number of shares of common stock in the new holding company and each holder of Xerox Corporation’s preferred stock owning the same number of shares of preferred stock in the new holding company. It is expected that the directors and executive officers of Xerox Corporation will also serve in the same capacities for the new holding company and that shares of the new holding company’s common stock will trade on the New York Stock Exchange under Xerox Corporation’s current ticker symbol “XRX.”
The Reorganization is subject to the approval of shareholders, who will be asked to vote on the Reorganization at the annual shareholders meeting scheduled to be held on May 21, 2019, as well as regulatory approval and other customary conditions and is expected to be implemented in mid-2019, though there can be no assurance as to its completion or timing. Upon the completion of the Reorganization, it is anticipated that the new holding company will become a guarantor of Xerox Corporation's existing Credit Facility as well as certain future senior note issuances by Xerox Corporation.
Shared Services Arrangement with HCL Technologies
In March 2019, as part of Project Own It, we entered into a shared services arrangement with HCL Technologies (HCL) pursuant to which we are outsourcing certain global administrative and support functions, including, among others, selected information technology, order to collection and finance functions (excluding accounting). The transition of these functions to HCL is expected to take up to 18 months. HCL is expected to make certain up-front and ongoing investments in software, tools and other technology to consolidate, optimize and automate the transferred functions with the goal of providing improved service levels and significant cost savings. The shared services arrangement with HCL includes a total aggregate spending commitment by us of approximately $1.3 billion over the next 7 years. However, we can terminate the arrangement at any time at our discretion, subject to payment of termination fees that decline over the term or for cause. The spending commitment excludes restructuring and related costs we are expected to incur in connection with the transition of the contemplated functions. See Restructuring and Related Costs within the Costs, Expenses and Other Income section. The shared services arrangement with HCL is subject to compliance with European works council and employment regulatory requirements.
Potential Customer Financing Transaction
In connection with the Company's initiative to simplify and optimize its operations, the Company is currently exploring the possibility and feasibility of a strategic transaction involving its customer financing business and/or related assets. That process includes discussions of various transaction structures with potential counterparties. No decision or commitment has been made by management or the Company's Board of Directors regarding specific terms nor potential structures of any such transaction, and there can be no assurance that the process will result in a transaction. If such a transaction were to occur, the use of any potential proceeds received as a result of the transaction would not be finally determined until after an agreement is signed.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any potential termination or restructuring of our relationship with Fujifilm Holdings Corporation; the proposed holding company reorganization; the occurrence and timing of any closing of the proposed holding company reorganization; the shared services arrangements entered into by the Company as part of Project Own It; any potential strategic transaction involving our customer financing business and/or related assets; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2018 Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Our forward-looking statements are also subject to the factors and other information set forth in the "Summary of the Holding Company Reorganization Proposal" section, the "Risk Factors" section and the "Proposal 1 - Approval of the Holding Company Reorganization" section of our definitive Joint Proxy Statement/Prospectus dated April 22, 2019 filed on Schedule 14A with the SEC. These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the first quarter 2019 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net Income and Earnings per share (EPS)

•	Effective Tax Rate

The above measures were adjusted for the following items:

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Transaction and related costs, net: Transaction and related costs, net are expenses incurred in connection with Xerox's planned transaction with Fuji, which was terminated in May 2018, as well as costs and expenses related to the previously disclosed settlement agreement reached with certain shareholders and litigation related to the terminated transaction and other shareholder actions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned combination transaction and the related shareholder settlement agreement and litigation. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•	Other discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period.

•	Impacts associated with the Tax Cuts and Jobs Act (the "Tax Act") enacted in December 2017.

•
Restructuring and other charges - Fuji Xerox: We adjust our 25% share of Fuji Xerox’s net income for similar items noted above such as Restructuring and related costs and Transaction and related costs, net based on the same rationale discussed above.

We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation

	Three Months Ended March 31, 2019		Three Months Ended March 31, 2018
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$133	$0.55	$23	$0.08
Adjustments:
Restructuring and related costs	112		28
Amortization of intangible assets	15		12
Transaction and related costs, net	—		38
Non-service retirement-related costs	13		25
Income tax on adjustments(2)	(31)		(27)
Restructuring and other charges - Fuji Xerox(3)	12		79
Tax Act	(35)		—
Adjusted	$219	$0.91	$178	$0.68
Dividends on preferred stock used in adjusted EPS calculation(4)		$—		$—
Weighted average shares for adjusted EPS(4)		240		264
Fully diluted shares at end of period(5)		238
____________________________

(1)	Net income and EPS attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)	Other charges represent costs associated with the terminated combination transaction.

(4)
For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series B convertible preferred stock, as applicable.

(5)
Represents common shares outstanding at March 31, 2019 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the first quarter 2019.

Effective Tax Rate reconciliation

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
(in millions)	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$83	$(8)	(9.6)%	$134	$40	29.9%
Non-GAAP Adjustments(2)	140	31		103	27
Tax Act	—	35		—	—
Adjusted(3)	$223	$58	26.0%	$237	$67	28.3%
____________________________

(1)	Pre-Tax Income and Income Tax (Benefit) Expense.

(2)	Refer to Net Income and EPS reconciliation for details.

(3)
The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation

	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$83	$2,206	3.8%	$134	$2,435	5.5%
Adjustments:
Restructuring and related costs	112			28
Amortization of intangible assets	15			12
Transaction and related costs, net	—			38
Other expenses, net	39			30
Adjusted	$249	$2,206	11.3%	$242	$2,435	9.9%
____________________________

(1)	Pre-Tax Income and revenue.

Free Cash Flow reconciliation

	Three Months Ended March 31,
(in millions)	2019	2018
Reported(1)	$226	$216
Capital Expenditures	(15)	(18)
Free Cash Flow	$211	$198
____________________________

(1)	Net cash provided by operating activities.

Guidance
Earnings per Share

	FY 2019
(in millions, except per share amounts)	Net Income	EPS
Estimated(1)	$700	~$2.90 - $3.05
Adjustments:
Restructuring and related costs(2)	237
Amortization of intangible assets	40
Non-service retirement-related costs	40
Income tax on adjustments	(70)
Tax Act	(35)
Adjusted	$912	~$3.80 - $3.95

Weighted average shares for adjusted EPS		~ 235
____________________________

(1)	Net Income and EPS attributable to Xerox

(2)	Includes $12 million of Fuji Xerox related costs in first quarter 2019.

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended March 31,
	2019	2018
Basic Earnings per Share:
Net Income Attributable to Xerox	$133	$23
Accrued dividends on preferred stock	(4)	(4)
Adjusted net income available to common shareholders	$129	$19
Weighted average common shares outstanding	228,567	254,660

Basic Earnings per Share	$0.57	$0.08

Diluted Earnings per Share:
Net Income Attributable to Xerox	$133	$23
Accrued dividends on preferred stock	—	(4)
Adjusted net income available to common shareholders	$133	$19
Weighted average common shares outstanding	228,567	254,660
Common shares issuable with respect to:
Stock Options	3	—
Restricted stock and performance shares	4,406	2,810
Convertible preferred stock	6,742	—
Adjusted weighted average common shares outstanding	239,718	257,470

Diluted Earnings per Share	$0.55	$0.08

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock Options	947	—
Restricted stock and performance shares	3,847	2,977
Convertible preferred stock	—	6,742
Total Anti-Dilutive Securities	4,794	9,719

Dividends per Common Share	$0.25	$0.25

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:

•	Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.

•	EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.

•	Other, primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Xerox Services, formerly known as Managed Document Services (MDS), which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), which is our rebranded Managed Print Services, as well as Digital and Cloud Print Services (including centralized print services). Xerox Services also includes Communication and Marketing Solutions that were previously excluded from our former MDS definition.

APPENDIX III
Change in Presentation

During first quarter 2019, we realigned portions of our business to support our new revenue strategy. This realignment included the combination and consolidation of certain sales units to better service customers consistently across the company. In connection with that realignment, we changed the classification of revenues and those related costs from certain service arrangements to consistently conform the presentation of those amounts among our various business units. Prior year amounts were also revised as follows to conform with the 2019 presentation. The revised presentation does not impact total revenues, total expenses or net income.

	March 31, 2018
	As Reported	Change	As Revised
Sales	$933	$(88)	$845
Services, maintenance and rentals	1,431	88	1,519

Cost of sales	$563	$(31)	$532
Cost of services, maintenance and rentals	868	31	899